UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2024

FLEXSHOPPER, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37945	20-5456087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Yamato Road, Suite 260 Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 353-9289

N/A
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FPAY	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CURRENT REPORT ON FORM 8-K

FlexShopper, Inc. (the “Company”)

December 20, 2024

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and New Director

On December 20, 2024, Sean Hinze resigned as a director of our company. Mr. Hinze’s resignation was not the result of any disagreement with our company on any matter relating to our company’s operations, policies or practices.

On December 20, 2024, Denis Echtchenko was elected to our Board of Directors effective December 20, 2024.

Denis Echtchenko, age 37, has been a Vice President in the Corporate Asset Management group at PIMCO, focusing on special situations and private equity investments in consumer debt, aviation, telecommunications and other industries, since March 2022. Prior to joining PIMCO, Mr. Echtchenko held investment and finance roles at Prospect Capital (from April 2017 to February 2022), Kraft Heinz (from March 2014 to March 2017), Bridgewater Associates (from September 2013 to March 2014), and J.P. Morgan (from September 2011 to September 2013), with responsibility for originating and managing investments in specialty finance and consumer retail companies. He has also served as a director and executive of several private companies in aircraft leasing, consumer debt and litigation funding. He has 14 years of investment and financial services experience and holds an AB degree in economics and history from the University of Chicago.

Mr. Echtchenko’s in-depth knowledge of the consumer finance market and the broad range of companies in the industry makes him well qualified as a member of our Board of Directors. He also brings expertise in capital markets.

Mr. Echtchenko was appointed to our Board of Directors pursuant to the Investor Rights Agreement, dated June 10, 2016 (the “B2 FIE Investor Rights Agreement”), among our company and B2 FIE in connection with B2 FIE’s purchase of our series 2 preferred stock. Pursuant to the B2 FIE Investor Rights Agreement, so long as B2 FIE and its affiliate transferees’ ownership percentage of our outstanding common stock, determined on a fully diluted basis taking into account the conversion of all outstanding shares of series 1 preferred stock and series 2 preferred stock, exceeds 10%, B2 FIE will have the right to nominate one director to the Board. For more information regarding the B2 FIE Investor Rights Agreement, please refer to our Form 8-K filed with the SEC on June 13, 2016. Apart from the B2 FIE Investor Rights Agreement, there is no arrangement or understanding between Mr. Echtchenko and our company pursuant to which he was elected to our Board of Directors.

Mr. Echtchenko has not participated in any transactions with our company nor are there currently any proposed transactions requiring disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, except as disclosed in our Current Report on Form 8-K filed on October 28, 2024, relating to the repurchase of our company’s series 2 convertible preferred stock. In addition, there are no family relationships between Mr. Echtchenko and any of our executive officers or other directors.

With the addition of Mr. Echtchenko, the number of members on our Board of Directors remains at five members.

Employment Agreement Amendment

The Company and H. Russell Heiser Jr. are parties to an Amended and Restated Employment Agreement made and entered into effective as of January 1, 2022, as amended by Amendment No. 1 to Amended and Restated Employment Agreement, dated as of April 21, 2023 (together, the “Employment Agreement”), pursuant to which Mr. Heiser serves as the Chief Executive Officer of the Corporation.

On December 20, 2023, the Company entered into Amendment No. 2 to Amended and Restated Employment Agreement with Mr. Heiser (the “Employment Amendment”). Pursuant to the Employment Amendment, (a) Mr. Heiser’s annual Base Salary (as defined in the Employment Agreement) was increased to $587,000 from $460,000, effective as of January 1, 2024, (b) Mr. Heiser’s target bonus under the Company’s STI Plan was increased to 100% (rather than 50% in the Employment Agreement) of the Base Salary, with a maximum bonus payment of 200% (rather than 100% in the Employment Agreement) of the Base Salary, and (c) the Company granted Mr. Heiser 480,770 restricted stock units (settled in the Company’s common stock) (“RSUs”), which are subject to time-based vesting at the rate of 25% each year, with the first vesting date being December 31, 2024, and 25% on the last day of each of 2025, 2026 and 2027, respectively, and if there is a termination of employment (other than for Cause, as defined in the Employment Agreement) within one year following a Change in Control (as defined in the Employment Agreement), all unvested RSUs will vest.

The other terms of the Employment Agreement were unchanged.

The foregoing summary of the Employment Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Descriptsion

10.1	Amendment No. 2 to Amended and Restated Employment Agreement, dated December 20, 2024, between FlexShopper, Inc. and H. Russell Heiser Jr.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXSHOPPER, INC.

Dated: December 20, 2024	By:	/s/ H. Russell Heiser Jr.
		Name:	H. Russell Heiser Jr.
		Title:	Chief Executive Officer

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